EXHIBIT 12
PS BUSINESS PARKS, INC.
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited, in thousands, except ratio data)

	For the Three Months
	Ended March 31,
	2010	2009
Income from continuing operations	$22,654	$21,532
Interest expense	855	930

Earnings from continuing operations available to cover fixed charges	$23,509	$22,462

Fixed charges (1)	$855	$930
Preferred stock dividends	11,155	(16,026)
Preferred partnership distributions	1,382	(6,714)

Combined fixed charges and preferred distributions	$13,392	$(21,810)

Ratio of earnings from continuing operations to fixed charges	27.5	24.2

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	1.8	(2)

	For the Years Ended December 31,
	2009	2008	2007	2006	2005
Income from continuing operations	$92,021	$84,750	$81,112	$78,504	$75,617
Interest expense	3,552	3,952	4,130	2,575	1,330

Earnings from continuing operations available to cover fixed charges	$95,573	$88,702	$85,242	$81,079	$76,947

Fixed charges (1)	$3,552	$3,952	$4,130	$2,575	$1,330
Preferred stock dividends	17,440	46,630	50,937	47,933	43,011
Preferred partnership distributions	(2,569)	7,007	6,854	11,155	10,651

Combined fixed charges and preferred distributions	$18,423	$57,589	$61,921	$61,663	$54,992

Ratio of earnings from continuing operations to fixed charges	26.9	22.4	20.6	31.5	57.9

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	5.2	1.5	1.4	1.3	1.4

(1)	Fixed charges include interest expense.

(2)	Not meaningful as combined fixed charges and preferred stock dividends are negative.

EXHIBIT 12
PS BUSINESS PARKS, INC.

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited, in thousands, except ratio data)
Supplemental Disclosure of Ratio of Funds from Operations (“FFO”) to Fixed Charges:

	For the Three Months
	Ended March 31,
	2010	2009
FFO	$28,341	$67,182
Interest expense	855	930
Net income allocable to noncontrolling interests — preferred units	1,382	(6,714)
Preferred stock dividends	11,155	(16,026)

FFO available to cover fixed charges	$41,733	$45,372

Fixed charges (1)	$855	$930
Preferred stock dividends (2)	11,155	11,196
Preferred partnership distributions (2)	1,382	1,703

Combined fixed charges and preferred distributions paid	$13,392	$13,829

Ratio of adjusted FFO to fixed charges	48.8	48.8

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	3.1	3.3

	For the Years Ended December 31,
	2009	2008	2007	2006	2005
FFO	$163,074	$131,558	$122,405	$106,235	$102,608
Interest expense	3,552	3,952	4,130	2,575	1,330
Net income allocable to noncontrolling interests — preferred units	(2,569)	7,007	6,854	11,155	10,651
Preferred stock dividends	17,440	46,630	50,937	47,933	43,011

FFO available to cover fixed charges	$181,497	$189,147	$184,326	$167,898	$157,600

Fixed charges (1)	$3,552	$3,952	$4,130	$2,575	$1,330
Preferred stock dividends (2)	44,662	50,858	50,937	44,553	43,011
Preferred partnership distributions (2)	5,848	7,007	6,854	9,789	10,350

Combined fixed charges and preferred distributions paid	$54,062	$61,817	$61,921	$56,917	$54,691

Ratio of adjusted FFO to fixed charges	51.1	47.9	44.6	65.2	118.5

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	3.4	3.1	3.0	2.9	2.9

(1)	Fixed charges include interest expense.

(2)	Excludes the effect of redemption/repurchase of preferred equity.